EXHIBIT 10.103

STRAIGHT NOTE

$200,000	South El Monte, California	August 29, 2003

For value received, Lee Pharmaceuticals promises to pay Mark DiSalvo or order, at South El Monte, California the sum of TWO HUNDRED THOUSAND DOLLARS, with interest from August 29, 2003, on unpaid principal at the rate of twenty (20) per cent per annum; principal is payable monthly, commencing on October 15, 2003, with monthly principal payments of $5,000. The remaining principal balance of this note is due and payable on December 15, 2005.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is secured by the trademarks on the product brand OraStat®.

AUGUST 29, 2003	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

AUGUST 29, 2003	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti